Exhibit 10.2
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of September 1, 2017, is made and entered into by and between Payment Data Systems, Inc., a Nevada corporation, having an office address at 12500 San Pedro Ave., Suite 120, San Antonio, Texas 78216 ("Payment Data Systems, Inc." or the "Company") and the individual named in Schedule 1 hereto, residing at the address listed in Schedule 1 (hereinafter referred to as the "Employee").

W I T N E S S E T H:

WHEREAS, the Company desires to hire and retain the Employee as an Employee to perform certain services for the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and on the attached Schedule, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

1.    Employment of Employee.

(a)
The Company hereby employs the Employee in the capacity and for the position set forth on Schedule 1 attached hereto. Employee hereby accepts such employment with the Company upon the terms and conditions hereinafter set forth.

(b)
The duties of the Employee shall include the duties and services described in Schedule 1, which duties and services shall at all times be subject to the direction, approval and control of the Board and shall include such other duties, as may be assigned by the Board commensurate with the responsibilities normally associated with Employee's position.

2.    Services to be Rendered.

(a)
Employee shall perform such duties as are usually performed by an Employee with the position set forth in Schedule 1 of a business similar in size and scope as the Company and such other reasonable additional duties as may be prescribed from time to time by the Company which are reasonable and consistent with the Company's operations, taking into account Employee's expertise and job responsibilities. During the term of this Agreement, Employee agrees to devote his full time and attention to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to Employee and to use reasonable efforts to perform faithfully and efficiently such responsibilities. The Employee will use Employee's best efforts to promote the interests of the Company.

(b)
During the term of this Agreement, it shall not be a violation of this Agreement for Employee to (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (iii) manage personal investments or companies in which personal investments are made so long as such activities do not significantly interfere with the performance of Employee's responsibilities with the Company and which companies are not in

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direct competition with the Company. Any income incurred by Employee outside the scope of his employment and permitted pursuant to the provisions hereof, shall inure to the benefit of Employee, and the Company shall not claim any entitlement thereto; provided, however, that any income derived by Employee related to the business of the Company, including, without limitation, compensation for serving on boards of directors of companies in which the Company has a significant investment, shall be paid over to the Company as and when received.

(c)
During the term of this Agreement, the Company shall furnish facilities commensurate and suitable to Employee’s position and adequate for the performance of his duties hereunder. Such facilities shall be located in or near Franklin, Tennessee.

3.    Term.

(a)
Term of Employment. The term of this Agreement (the "Term") shall commence effective as of the date hereof (the "Commencement Date"), and shall continue until September 1, 2020, unless (i) extended by the mutual agreement of the Company and the Employee or (ii) extended or terminated as hereinafter provided.

(b)
Termination of Employment by the Company for Cause. The Company may terminate Employee's employment if such termination is for "Cause" (as defined herein) and Cause is not cured by Employee within any available cure period provided below. Such notice must set forth in reasonable detail the facts underlying the claim of Cause. For the purposes of this Agreement, "Cause" shall be defined as any of the following, which act or omission is in bad faith by Employee without a reasonable belief that such act or omission would benefit the Company:

(i)	a default or breach by Employee of any of the provisions of this Agreement materially detrimental to the Company which is not cured within 15 days following written notice thereof;

(ii)	actions by Employee constituting fraud, embezzlement or dishonesty which result in a conviction of a criminal offense not yet overturned on appeal;

(iii)	actions by Employee in intentionally furnishing materially false, misleading, or omissive information to the Company's Board of Directors that is materially detrimental to the Company;

(iv)	actions constituting a breach of the Sections 7 or 8 of this Agreement which is materially detrimental to the Company;

(v)
acts or omissions which constitute willful failure to follow reasonable and lawful directives of the Company's Board of Directors, which are consistent with Employee's job responsibilities and performance which is not cured within 15 days following written notice thereof.

Upon termination for Cause, Employee shall immediately cease to have any power of his position, but shall nevertheless be given a reasonable opportunity to access

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his office with the Company for the purpose of retrieving his personal goods and files. If any conviction pursuant to Section 3(b) above is overturned on appeal, Employee will be deemed to have been terminated without Cause as of the effective date of his earlier termination.

(c)
Termination Without Cause. The Company has the right to terminate this Agreement without Cause upon written notice, subject to payment by the Company of the Deferred Compensation described in Section 4(c) herein. In such event, Employee shall cease to have any power of his office as of the effective date of the termination specified in such written notice.

(d)
Termination by Employee on Default by Company. Employee may terminate this Agreement upon 30 days' written notice after the occurrence of a material default of this Agreement by the Company, which default is not cured within the 30-day notice period. Such notice shall set forth in reasonable detail the acts underlying the default.

(e)
Termination by Employee for Good Reason. Employee may terminate this Agreement upon 30 days written notice if (i) Employee's duties are materially diminished or altered in a manner contrary to Section 1 and 2 of this Agreement, (ii) Employee's title is altered in a material and adverse manner, (iii) Employee's reporting relationship is materially and adversely modified, (iv) Employee's Base Salary, as provided hereunder, is diminished, or (v) the Company shall relocate Employee’s office location more than 40 miles from Franklin, Tennessee (collectively "Good Reason").

(f)
Termination by Employee Without Good Reason. Employee may terminate this Agreement without Good Reason upon 90 days written notice. Upon the termination date specified in such written notice (which date shall be not more than 30 days following the date of such notice) Employee shall cease to have any power of his office.

(g)
Term Extension. This Agreement shall be, upon approval of the Board of Directors, extended for successive one-year periods at the end of the initial term and each extended term thereafter, unless either party provides written notice of termination to the other party at least three months prior to the expiration of the initial or such extended term, respectively.

(h)
Termination by Employee Upon Change of Control. Upon a Change of Control, all stock options issued to Employee and all restricted stock granted to Employee shall become fully vested automatically and all ownership, title, use shall be fully granted to Employee automatically, and the Company shall pay Employee the Deferred Compensation described in Section 4(c) herein. Company agrees to execute all documents and provide all legal opinions to Employee as requested by Employee or Employee’s authorized representative in order for the Employee to sell, collateralize, or transfer the restricted stock, provided the law supports such legal opinion. Change of Control is defined for the purposes of this Agreement as any of the following acts:

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(i)
The acquisition by any person, entity or "group" within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a person, entity or "group" that includes Employee, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (A) more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board of Directors or (B) more than 40% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board of Directors ; or

(ii)
If the individuals who serve on the Board of Directors as of the Commencement Date (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, any person who becomes a director subsequent to the Commencement Date, whose election or nomination for election was approved by a vote of at least a majority of the directors then constituting the Incumbent Board, shall for purposes of this Agreement be considered a member of the Incumbent Board; or

(ii)
(iii)    Approval by the Company's equity holders of (A) a merger, reorganization or consolidation whereby the Company's equity holders immediately prior to such approval do not, immediately after consummation of such reorganization, merger or consolidation own more than 50% of the combined voting power of the surviving entity's then outstanding voting securities entitled to vote generally in the election of directors; or (B) liquidation or dissolution of the Company; or (C) the sale of all or substantially all of the assets of the Company.

4.    Compensation.

(a)	Base Salary.

(i)	Employee shall receive a base salary as set forth on Schedule 4(a) attached hereto.

(ii)
Each January the Board of Directors of the Company shall review Employee's performance and the Board of Directors may in its sole discretion elect to increase the salary then paid to Employee above the amount set forth on Schedule 4(a), however, there shall be absolutely no obligation to do so.

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(b)	Bonus Compensation.

(i)	The Employee shall receive as "Bonus Compensation" during the initial or extended term period of this agreement, the amount calculated in accordance with Schedule 4(b) attached hereto.

(ii)
If at anytime hereafter, the Company shall adopt a bonus program, an option program or any other form of equity participation for senior executive officers of the Company, the Employee shall be eligible to participate in such bonus program, option program or other form of equity participation in a manner and capacity commensurate with his position and duties.

(c)    Deferred Compensation.

(i)
When Due.  Employee shall be entitled to the Deferred Compensation as calculated below, the initial installment of which is to be paid within 30 days after the event giving rise to the payout (except as provided below) in the event that Employee's employment is terminated for any of the following reasons herein:  (A) termination by the Company without Cause pursuant to Section 3(c); (B) termination by Employee upon default by the Company pursuant to Section 3(d); (C) termination by Employee after a Change of Control pursuant to Section 3(h); or (D) termination by the Employee pursuant to Section 3(e).

(ii)
Amount.  The Deferred Compensation shall be the amount ("Base Deferred Compensation") which is calculated as the Base Salary payments Employee would have received had his employment continued for the remaining term of this Agreement (including yearly increases, if any, calculated at the maximum increase for the prior two years),. In addition to the Base Deferred Compensation, Employee shall be entitled to the following (which, together with the Base Deferred Compensation and the Bonus Deferred Compensation (as defined below) shall be collectively called the "Deferred Compensation") all of the benefits otherwise provided in this Agreement during that period of time which is the remaining term of this Agreement, and an amount equal to the pro rata portion of the Bonus Compensation for the year in which Employee's employment is terminated determined on the basis of the number of days elapsed in such year prior to such termination (the "Bonus Deferred Compensation").  In case of termination of Employee after a Change of Control pursuant to Section 3(h), the Deferred Compensation shall include the Base Deferred Compensation and Bonus Deferred Compensation plus an amount equal to twelve months of Base Salary which was in effect immediately prior to the Change of Control. The Deferred Compensation herein shall be deemed liquidated damages resulting from the Company's termination of this Agreement and shall be Employee's sole and exclusive remedy for any such termination.  Deferred Compensation shall not be diminished or offset by reason of any earnings by Employee subsequent to the date of termination.

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(iii)
Acceleration of Vesting of Stock Options and Restricted Stock Grants. Upon the occurrence of any of the events described in Section 4(c)(i), all stock options issued to Employee and all restricted stock granted to Employee become fully vested and all ownership, title, use be fully granted to Employee.  Company agrees to execute all documents and provide all legal opinions to Employee as requested by Employee or Employee’s authorized representative in order for the Employee to sell, collateralize, or transfer such options or restricted stock, provided the law supports such legal opinion.

(d)
Payment of Deferred Compensation.  Except as provided below, the Deferred Compensation shall be paid in monthly installments over the 12 months following the event giving rise to the right to receive Deferred Compensation; provided, however, if there is less than 12 months remaining on the term of this Agreement when the event giving rise to the right to receive Deferred Compensation occurred, then the Deferred Compensation shall be paid in equal monthly installments over the period of such remaining term.

5.    Benefits.

(a)
Employee shall be entitled to a minimum of four weeks paid vacation during each 12-month period during the term of this Agreement. In addition, Employee shall be entitled to paid time off for the same holidays as other employees of the Company as established by the Board. No unused vacation will accrue to the benefit of the Employee and will not be paid to the Employee upon termination of this Agreement for any cause.

(b)
Employee shall be entitled to participate (in a manner and capacity commensurate with his position and duties), subject to eligibility and other terms generally established by the Board, in any employee benefit plan (including but not limited to life insurance plans, stock option plans, group hospitalization, health, dental care (which health insurance shall also cover Employee's dependents), profit sharing and pension, bonus and other benefit plans), as may be adopted or amended by the Company from time to time.

(c)
Premium Reimbursement. The Company shall reimburse Employee for the premiums of all insurance policies covering the long and short-term disability and long term care insurance of Employee and all insurance policies and insurance coverage of the Employee and Employee’s dependents covering health, medical and dental not to exceed $20,000 per annum (as adjusted for increases in the Consumer Price Index) during the term hereof.

(d)
Membership Fees. The Company shall pay all initial membership fees on behalf of Employee for Employee's membership in one country club, and one airline club. The Company shall pay all monthly dues on behalf of Employee for

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Employee's membership in country club and airline club provided that the annual membership fees of such clubs in the aggregate do not exceed $15,000. Employee shall pay all expenses for such club use that is not otherwise reimbursable as a Company business expense.

(e)
Additional Benefits.  During the term of this Agreement Employee shall receive any such additional benefits that any other executive officer of the Company may receive after the date of this Agreement at the reasonable discretion of the Board.

6.    Expenses.

The Company shall reimburse the Employee upon submission of appropriate vouchers or other receipts for business expenses reasonably incurred by Employee in the performance of Employee's duties pursuant to the terms hereof. Employee is authorized to incur reasonable traveling and other expenses in connection with the Company's business and in performance of his duties under this Agreement. When engaging in business related air travel, the Employee should fly coach on domestic flights and business class on international flights. In addition, upon the submission of appropriate vouchers or other receipts the Company shall reimburse Employee for tolls and reasonable business car phone charges. Employee shall submit vouchers or other receipts once per calendar month and shall be reimbursed by Company within 30 days of submission.

7.    Non-Competition, Non-Solicitation and Non-Disparagement.

During the Term and for a period of two years thereafter:

(a)
Employee shall not, directly or indirectly, enter into or participate (whether as owner, partner, shareholder, officer, director, salesman, consultant, employee, principal or in any other relationship or capacity) in any business operating or providing services in the United States within any State in which the Company or its affiliates are operating or providing services as of the date of termination where Employee’s responsibilities include or relate to prepaid card or payment processing services or the development or operation of any network to establish or maintain such services.", including without limitation as principal or on behalf of others and the development or operation of any network to accomplish same (a "Competing Entity").

(b)
Company and Employee understand and agree that the scope and duration of the covenants contained in this Section 7 are reasonable both in time and geographical area and are fairly necessary to protect the Company's legitimate business interests. Such covenants shall survive the termination of Employee's employment except as otherwise provided herein. The parties further agree that such covenants shall be regarded as divisible and shall be operative as to time and geographical area to the extent that they may be made so and, if any part of such covenants is declared invalid or unenforceable, the validity and enforceability of the remainder shall not be affected. Employee hereby warrants to Company that Employee's compliance with each of the restrictive covenants set forth in this Agreement will not, upon the termination, of Employee's employment with the Company for any reason

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whatsoever, cause Employee to be unable to earn a living that is suitable and acceptable to Employee.

(c)
Employee understands and agrees that, due to the highly competitive nature of the Company's industry, the breach of any covenants set out in this Section 8 will cause irreparable injury to the Company for which it will have no adequate remedy at law. Therefore, the Company shall be entitled, in addition to such other remedies as it may have hereunder, to a temporary restraining order and to preliminary and permanent injunctive relief in state or federal court for any breach or threatened breach of Section 7. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Employee,

(d)
Employee shall not, without the prior written consent of the Company, directly or indirectly, (i) solicit, request, cause or induce any person who is at the time, or 12 months prior thereto had been, an employee of or a consultant of the Company to leave the employ of or terminate such person's relationship with the Company or (ii) employ, hire, engage or be associated with, or endeavor to entice away from the Company any such person, or any customer of the Company or its affiliates or (iii) attempt to limit or interfere with any business agreement or relationship existing between the Company and/or its affiliates with a third party.

(e)
Employee shall not disparage the business reputation of the Company (or its management team) or take any actions that are harmful to the Company's goodwill with its customers, content providers, bandwidth or other network infrastructure providers, vendors, employees, the media or the public. Employee recognizes that such actions would cause irreparable harm for which there is no adequate remedy at law and that the Company may seek in state or federal court, and is entitled to a temporary restraining order and to preliminary and permanent injunctive relief in state or federal court to stop any such conduct or statements for any breach or threatened breach of this Section 7(e) during the term of this Agreement and for a period of two years thereafter.

(f)
Company spends considerable amounts of time, money and effort in developing and maintaining good will in its industry. Employee agrees the covenants contained within this Section 7: (i) are reasonable and necessary in all respects to protect the goodwill, trade secrets, confidential information, and business interests of Company; (ii) are not oppressive to Employee; and (iii) do not impose any greater restraint on Employee than is reasonably necessary to protect the goodwill, trade secrets, confidential information and legitimate business interests of Company.

(g)
Employee acknowledges and agrees that promises made by the Company in this Agreement such as (i) the establishment of a term of employment (rather than employment at will) and (ii) the commitment to provide severance compensation in the event of the termination of Employee's employment for reasons other than Cause (subject to certain requirements on the part of Employee), constitute one form of consideration for Employee's agreement to and compliance with the restrictive covenants in this Agreement. Employee acknowledges and agrees that Company's agreement to provide Employee with access to Company's confidential and

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proprietary information is a separate form of consideration supporting the restrictive covenants in this Agreement. Employee acknowledges and agrees that the Company's agreement to permit the use of the Company's goodwill with the Company's customers, investors and content providers is a separate form of consideration supporting the restrictive covenants in this Agreement. Employee acknowledges and agrees that the Company's commitment to providing Employee with unique skill development and training is a separate form of consideration supporting the restrictive covenants in this Agreement.

8.    Non-Disclosure of Confidential Information.

(a)
The Employee acknowledges that as a result of Employee's employment by the Company, the Employee, both during and for two year after the Term, will obtain secret and confidential information concerning the business of the Company and its affiliates, including, without limitation, financial information, trade secrets, information concerning the operations, sales, personnel, suppliers, customers, costs, profits and pricing policies, "know how" and certain business methodologies (the "Confidential Information").

(b)
During the Term and thereafter, the Employee shall exercise all due and diligent precautions to protect the integrity of the customer lists, mailing lists and sources thereof, statistical data and compilations, agreements, contracts, manuals, memoranda, notes, records, reports or other documents and any and all other materials embodying any Confidential Information (the "Confidential Materials") and, upon the Company's request in writing, Employee shall immediately return to the Company all such Confidential Materials (and copies thereof) then in Employee's possession or control.

(c)
Employee shall not at any time, either during the Term of this Agreement or thereafter, divulge to any person or entity any Confidential Information or deliver or permit any person or entity to obtain any Confidential Materials except (i) when required in the course of performing Employee's duties hereunder, (ii) with the Company's express written consent, (iii) where required to be disclosed by court order, subpoena or other government process, (iv) when required to be disclosed by applicable law or regulation, if the disclosure does not exceed the extent of disclosure required by such law or regulation; or (v) the Employee shall have no responsibility for the divulgence of any information which is in the public domain. If the Employee shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, the Employee promptly, but in no event more than 48 hours after learning of such subpoena, court order or other governmental process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company's expense, Employee shall (x) take all reasonably necessary steps required by the Company to defend against the enforcement of such subpoena, court order or other government process and (y) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

(d)	Upon termination of Employee's employment with the Company, the Employee shall promptly deliver to the Company all Confidential Materials relating to the

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Company and its affiliates, which Employee may then possess or have under Employee's control; provided, however, that Employee shall be entitled to retain copies of such documents reasonably necessary to document Employee's financial relationship (both past and future) with the Company.

(e)
The Employee acknowledges that (i) any breach of the provisions of these Sections 7 and 8 may cause substantial and irreparable harm to the Company for which the Company would have no adequate remedy at law and (ii) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its affiliates.

9.    Remedies.

(a)	If Employee commits a breach, or threatens to commit a breach, of any of the provisions of Sections 7 or 8, the Company shall have the right and remedy:

(i)	to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction or through arbitration as provided herein; and

(ii)
to require Employee to account for and to pay over the Company all damages suffered by the Company (including consequential and incidental damages) as the result of any transactions constituting a breach of any of the provisions of Sections 7 and 8, and Employee hereby agrees to account for and pay over such damages to the Company;

(b)
The Employee acknowledges that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach may cause substantial and irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In any equitable proceeding to enforce the provisions hereof, the Company shall not have to prove irreparable harm. (However, in a suit for damages Company shall be required to prove the amount of damages actually sustained.)

(c)
Each of the rights and remedies enumerated in Section 9(a) shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of any other rights and remedies available to the Company under law or equity.

(d)
If any provision of Section 7 or 8 is held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be enforceable in such modified form.

(e)
The Company and Employee agree that any dispute or controversy arising between any of the parties to this Agreement, or any person or entity in privity therewith, out of the transactions effected and relationships created in connection herewith, including any dispute or controversy involving the formation, terms or construction of this Agreement, regardless of kind or character, will be resolved through binding arbitration held in Bexar County, Texas. The only disputes not subject to mandatory,

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binding arbitration are requests for injunctive relief. With respect to the arbitration of any dispute or controversy, each party understands that:

(i)	arbitration is final and binding on the parties;

(ii)	each party is waiving its right to seek certain remedies in court, including to right to a jury trial;

(iii)	discovery in arbitration is different and more limited than discovery in litigation; and

(iv)	an arbitrator's award need not include factual findings or legal reasoning, and any party's right to appeal or to seek modification of a ruling by the arbitrator is strictly limited.

Each party to this Agreement will submit any dispute or controversy to arbitration before the American Arbitration Association ("AAA") within five days after receiving a written request to do so from the other party. If any party fails to submit a dispute or controversy to arbitration as requested, then the requesting party may commence the arbitration proceeding. The Federal Arbitration Act will govern the proceeding and all issues raised by this Agreement to be arbitrated. Each party to this Agreement will be bound by the determination of any arbitrator or arbitration panel impaneled by the AAA to adjudicate the dispute. Judgment on any arbitration award may be entered in any court of competent jurisdiction.

Any party to this Agreement may bring an action including a summary or expedited proceeding, to counsel arbitration of any such dispute or controversy in a court of competent jurisdiction and, further, may seek provision or ancillary remedies, including temporary or injunctive relief in connection with such dispute or controversy in a court of competent jurisdiction, provided that the dispute or controversy is ultimately resolved through binding arbitration conducted in accordance with the terms and conditions of Section 10(e). If any party institutes legal proceedings in an effort to resist arbitration and is unsuccessful in doing so, the prevailing party is entitled to recover, from the losing party, its legal fees and out-of-pocket expenses incurred in connection with the defense of such legal proceedings.

10.    Indemnification.

(a)
To the full extent allowed by law, the Company shall hold harmless and indemnify the Employee, his heirs, executors, estate, administrators, legal representatives and assigns, against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by the Employee (net of any related insurance proceeds or other amounts received by the Employee or paid by or on behalf of the Company on the Employee's behalf in compensation of such judgments, penalties, fines, settlements or expenses) in connection with any threatened, actual or completed action, suit or proceeding, whether civil, criminal, arbitral, administrative or investigative, or any appeal in such action, suit or proceeding, to which the Employee was, is or is threatened to be made a named defendant or respondent (a "Proceeding"), because such person is or was a director or officer of the Company, or is or was serving at the request of

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the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary (an "Affiliate Employee") of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (each, a "Company Affiliate"). Upon authorization of indemnification of the Employee by the Board of Directors in accordance with the applicable provisions of the Nevada General Corporation Law (the "NGCL"), the Employee shall be presumed to be entitled to such indemnification under this Agreement upon submission of a Claim (as hereinafter defined). Thereafter, the Company shall have the burden of proof to overcome the presumption that the Employee is so entitled. Such presumption shall only be overcome by a judgment or other final adjudication, after all appeals and all time for appeals have expired ("Final Determination"), adverse to the Employee establishing that such indemnification is not permitted hereunder or by law. An actual determination by the Company (including its Board of Directors, legal counsel, or its stockholders) that the Employee has not met the applicable standard of conduct for indemnification shall not be a defense to the action or create a presumption that the Employee has not met the applicable standard of conduct. The purchase, establishment or maintenance of any other indemnification arrangement shall not in any way diminish, restrict, limit or affect the rights and obligations of the Company or of the Employee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and the Employee shall not in any way diminish, restrict, limit or affect the Employee's right to indemnification from the Company or any other party or parties under any other indemnification arrangement, the Certificate of Incorporation or Bylaws of the Company, or the NGCL.

(b)
Subject only to the provisions of this Section 10(b), as long as the Employee shall continue to serve as an officer of the Company (or at the request of the Company shall serve as an Affiliate Employee) and, thereafter, as long as the Employee shall be subject to any possible Proceeding by reason of the fact that the Employee was or is an officer of the Company (or served as an Affiliate Employee), the Company shall, unless no such policies are available in any market, purchase and maintain in effect for the benefit of the Employee one or more valid, binding and enforceable policies (the "Insurance Policies") of directors' and officers' liability insurance ("D&O Insurance") providing adequate liability coverage for the Employee's acts as an officer of the Company or as an Affiliate Employee. The Company shall promptly notify the Employee of any lapse, amendment or failure to renew said policy or policies or any provision thereof relating to the extent or nature of coverage provided thereunder. In the event the Company does not purchase and maintain in effect said policy or policies of D&O Insurance pursuant to the provisions of this Section 10(b), the Company shall, to the full extent permitted by law, in addition to and not in limitation of the other rights granted the Employee under this Agreement, hold harmless and indemnify the Employee to the full extent of coverage which would otherwise have been provided for the benefit of the Employee pursuant to the Insurance Policies.

(c)
The Employee shall have the right to receive from the Company on demand, or at his option to have the Company pay promptly on his behalf, in advance of a Final Determination of a Proceeding all expenses payable by the Company pursuant to the terms of this Agreement as corresponding amounts are expended or incurred by

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the Employee in connection with such Proceeding or otherwise expended or incurred by the Employee (such amounts so expended or incurred being referred to as "Advanced Amounts"). In making any claim for payment by the Company of any expenses, including any Advanced Amount, pursuant to this Agreement, the Employee shall submit to the Company a written request for payment (a "Claim"), which includes a schedule setting forth in reasonable detail the dollar amount expended (or incurred or expected to be expended or incurred). Each item on such schedule shall be supported by the bill, agreement or other documentation relating thereto, a copy of which shall be appended to the schedule as an exhibit.

Where the Employee is requesting Advanced Amounts, the Employee must also provide (i) written affirmation of such Employee's good faith belief that he has met the standard of conduct required by law for indemnification, and (ii) a written undertaking to repay such Advanced Amounts if a Final Determination is made that the Employee is not entitled to indemnification hereunder.

(d)
The Company shall not be liable under this Agreement to make any payment in connection with any claim made against the Employee for an accounting of profits made from the purchase or sale by the Employee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of any state statutory law or common law.

(e)
All agreements and obligations of the Company contained herein shall continue during the period the Employee is an employee of the Company (or is serving at the request of the Company as an Affiliate Employee) and shall continue thereafter so long as the Employee shall be subject to any possible Proceeding by reason of the fact that the Employee was an officer of the Company or was serving as an Affiliate Employee.

(f)
Promptly after receipt by the Employee of notice of the commencement of any Proceeding, the Employee shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof, but failure to so notify the Company will not relieve the Company from any liability which it may have to the Employee. With respect to any such Proceeding:

(i)	The Company shall be entitled to participate therein at its own expense;

(ii)	Except with prior written consent of the Employee, the Company shall not be entitled to assume the defense of any Proceeding; and

(iii)
The Company shall not settle any Proceeding in any manner which would impose any penalty or limitation on the Employee without the Employee's prior written consent. The Employee shall not settle any Proceeding with respect to which the Employee has received indemnified amounts or Advanced Amounts without the Company's prior written consent, nor will the Employee unreasonably withhold consent to any proposed settlement.

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11.    Notice.

Any notice required hereunder shall (a) be delivered by hand or (b) sent by registered or certified mail addressed to the other party hereto at its address set forth above for Company and on Item 1 of Schedule 1 for Employee or at such other address as notice thereof shall have been given in accordance with the provisions of this Section 11. Any such notice shall become effective (i) if mailed, on the date indicated on the receipt or if not accepted, the date indicated that delivery was attempted, and (ii) in the case of delivery by hand, upon delivery or attempted delivery as shown on the records of the deliveries.

12.    Entire Agreement; Amendments.

This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto and represents their entire understanding and agreement with respect to the subject matter hereof, including without limitation the letter of intent dated March 6, 2017, as amended, between the Company and Singular Payments, LLC. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement which is executed by both parties to this Agreement. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach by any party hereto.

13.    Severability.

In the event of the invalidity or unenforceability of any one or more provisions of this Agreement, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall be deemed to remain in full force and effect.

14.    Assignment; Binding Effect.

This Agreement is not assignable by Employee or the Company without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the Employee and the Company and their respective legal representatives, estates, successors and assigns. It is agreed that in the event of the termination under this Agreement for any reason, except as expressly provided in this Agreement, all salary and benefits shall cease as of the date of termination provided that all accrued salary, bonus and expenses shall be paid to Employee or Employee's successors, assigns, estate or legal representative as the case may be.

15.    Section Headings.

The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.    Governing Law; Venue.

This Agreement shall be construed and governed in accordance with the laws of the State of Texas. The parties hereto agree that any actions or proceedings instituted to enforce rights hereunder shall be initiated in Bexar County, Texas.

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17.    Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instruments.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

"Company"

PAYMENT DATA SYSTEMS, INC.

By: /s/ Louis A. Hoch
-------------------------------------
Name: Louis A. Hoch
Title: President and CEO

"Employee"

/s/ Vaden Landers
-----------------------------------------
Name: Vaden Landers

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SCHEDULE 1
EMPLOYMENT CONTRACT

1.    Employee:    Vaden Landers

2.    Position:    Executive Vice President, Chief Revenue Officer (“CRO”)

3.    Duties:        Management, operations and administration as appropriate for the Executive Vice President & CRO of the Company, including merchant services.

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SCHEDULE 4(a)

Base Salary:         $300,000 per annum

Restricted Stock: Company hereby grants Employee three hundred thousand (300,000) shares of restricted stock, pursuant and subject to the Company’s 2015 Equity Incentive Plan. Such shares shall vest on the 10-year anniversary of the date of the grant or earlier as provided in this Agreement. Such shares shall be issued to Employee as soon as practicable upon vesting. Except as otherwise provided in this Agreement, if Employee ceases to be employed at any time during the vesting period for any reason (such as termination by the Company for Cause or resignation without Good Reason), then any unvested shares shall be irrefutably forfeited. Furthermore, Employee agrees that the shares shall be subject to any “lock up” agreement required to be signed by the Company’s officers in connection with any financing.

The Employee will be allowed to participate in any future stock options or stock grants as approved and calculated by the Company’s compensation committee and/or CEO.

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SCHEDULE 4(b)

BONUS: Not to exceed 100% of the highest salary received in any year of the Agreement. The actual bonus will be approved and calculated by the Company’s Compensation Committee and/or CEO at their sole discretion. Bonuses are awarded based on superior performance and no bonus compensation is guaranteed.

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